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                                                                    EXHIBIT 99.1
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            Corvis and Qwest Communications Amend Equipment Contract

COLUMBIA, MD--April 24, 2002--Corvis Corporation (NASDAQ: CORV), a leading provider of intelligent optical networking solutions, today announced that it has amended its existing contract with Qwest Communications. The amended contract is for Corvis' ON transport and switching product suite. Terms of the agreement have been filed with the SEC on a Form 8-K.

About Corvis

From point-to-point links to all-optical networks, Corvis Corporation delivers innovative optical network solutions that drive carrier profitability faster than any other vendor. Corvis continues to demonstrate optical leadership with numerous industry firsts, including the first and only commercial all-optical network and integrated all-optical switches, the first to transmit over 6000 km without costly electronic regeneration and first to deploy Raman amplification commercially. Corvis' innovative solutions enable carriers to provision new wavelength-based services rapidly and to tailor dynamic service level agreements for rapid revenue generation. Corvis' future-ready product portfolio solves carrier network challenges with scalable, robust solutions that reduce capital and operating expenditures. With offices across North America and Europe, Corvis operates Research and Development centers of excellence at its global headquarters in Columbia, Maryland, and in Lannion, France. For more information, call Corvis at 443 259-4000 or visit www.corvis.com.


Corvis and the Corvis logo are trademarks and/or service marks of the Corvis Corporation. All other trademarks are the property of their respective owners.

Note: This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission.

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       Corvis Public Relations Contact:      Corvis Investor Relations Contact:
       Keira N. Shein                        Andrew G. Backman
       (443) 259-4006                        (443) 259-4600
       Fax: (443) 259-4798                   Fax: (301) 310-3134
       PR@corvis.com
investorinformation@corvis.com